                                                                      Exhibit 16


MCGLADREY & PULLEN
Certified Public Accountants



Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We were previously the independent accountants for PanAmerican Bancorp, and on March 5, 2002 we reported on the consolidated financial statements of PanAmerican Bancorp and subsidiaries as of and for the two years ended December 31, 2001. On March 6, 2003, we were dismissed as independent accountants of PanAmerican Bancorp. We have read PanAmerican Bancorp's statements included under Item 4 of its Form 8-K for March 6, 2003, and we agree with such statements.




                                                         McGladrey & Pullen, LLP

Fort Lauderdale, Florida
March 17, 2003